Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK'S CABARET INTERNATIONAL, INC. COMPLETES PURCHASE OF THE EXECUTIVE CLUB IN DALLAS

HOUSTON - (April 14, 2008) - Rick's Cabaret International, Inc. (NASDAQ/GM:RICK), the premier publicly traded operator of gentlemen's clubs, said today it has completed the purchase of The Executive Club, a luxurious 18,000-square foot adult nightclub in Dallas. The company also purchased the real estate on which the club is located at 8550 North Stemmons Freeway.

The total price for the club and real estate was $9.5 million. Rick's Cabaret issued 152,082 shares of restricted common stock valued at $25 per share, for the club itself. Separately it paid $5.7 million to buy the real estate on which the club is located, through the issuance of 57,918 shares of restricted common stock and $4.25 million in cash, of which $3.64 million was loaned by a Texas bank against the acquired property, bearing interest of prime plus two percent. The stock is subject to a “lock up/leak out" provision governing the number of shares that can be sold in given periods.

"This club is one of the finest physical plants I have seen in the country," said Eric Langan, President and CEO of Rick's Cabaret. "It is in an absolutely ideal location on the heavily traveled I-35 Stemmons Freeway near the American Airlines Arena and the Uptown retail and recreation center.

The Executive Club includes a first-class restaurant, an executive level with VIP lounges and sky boxes, and multiple plasma television screens for viewing major sports events. The location operated as a Penthouse Club in 2006 and had over $7 million in annual revenues. The club was closed for most of 2007 pending a legal settlement with the city. Rick's Cabaret has received a new Sexually Oriented Business permit to operate the club and is fully compliant with the current city ordinance.

The purchase brings to 17 the number of clubs owned and operated by Rick's Cabaret.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, New Orleans, Charlotte, Houston, Minneapolis, Philadelphia and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com